Exhibit 14 (2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N–14 of our report dated September 12, 2025 relating to the financial statements and financial highlights of Fidelity Managed Retirement Income Fund, Fidelity Managed Retirement 2010 Fund, Fidelity Managed Retirement 2015 Fund, Fidelity Managed Retirement 2020 Fund, Fidelity Managed Retirement 2025 Fund, Fidelity Managed Retirement 2030 Fund, and Fidelity Managed Retirement 2035 Fund, appearing in Form N-CSR of Fidelity Income Fund, and to the references to us under the headings “Additional Information About the Funds” and “Experts” in the Proxy Statement and Prospectus, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 7, 2026